CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Statement of Additional Information in this Registration Statement under the Securities Act of 1933 (Form N-1A) of Eventide Exponential Technologies Fund, a series of shares of beneficial interest in Mutual Fund Series Trust, filed with the Securities and Exchange Commission.

BBD, LLP

Philadelphia, Pennsylvania

June 15, 2020